Exhibit 99.1

For Immediate Release	February 2, 2007
Crown Crafts, Inc. Announces Closure of Churchill Weavers, Inc.
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today announced that it intends to close its wholly-owned subsidiary, Churchill Weavers, Inc. (“Churchill”).
The Company had previously announced that it had entered into a non-binding letter of intent for the possible sale of substantially all of the assets of Churchill to Bedford Cottage, LLC. Since that time, the Company and Bedford Cottage, LLC have determined that they will not be able to complete this transaction. Management notified the employees of Churchill today that the Company has begun the process of liquidating Churchill.
Goodwill of $90,000 associated with the acquisition of Churchill was written-off in June 2006. In anticipation of the liquidation of Churchill, the Company estimates that it will record valuation allowances approximating $550,000 in the quarter ended December 31, 2006 to reflect the expected net realizable value of Churchill’s receivables, inventories and prepaid expenses.
The closure of Churchill is not expected to have a significant financial impact during the fourth quarter of fiscal year 2007 nor in the first quarter of fiscal year 2008, when the Company anticipates the operations of Churchill will cease. The Company expects to generate cash from the liquidation of receivables, inventories and other assets of approximately $600,000, which will be utilized to fund liquidation costs of approximately $225,000. In addition, the Company will immediately market Churchill’s land, building and equipment for sale. The property has been appraised at greater than net book value. Proceeds from the sale of the property are not included in the above-noted cash and financial impact estimates. The ultimate financial and cash impact of the closure is dependent upon the proceeds from the liquidation of the inventory, land, building and equipment; therefore, actual results could vary significantly from management’s estimate.
“We regret that we have been forced to make the tough decision to close a company as old and respected as Churchill. However, Churchill has been unprofitable for the past few years and efforts by management to fend off competition from lower-priced imports have been unsuccessful,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “This move will improve future profitability and cash flow,” Mr. Chestnut continued.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Olivia Elliott
(225) 647-9124